1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Successful Production Test at Flatrock Discovery

NEW ORLEANS, LA, October 22, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today a successful production test at the Flatrock discovery (location “A”), located on OCS 310 at South Marsh Island Block 212 in approximately 10 feet of water.  The production test, which was performed in the Operc section, indicated a gross flow rate of approximately 71 million cubic feet of natural gas per day (MMcf/d) and 739 barrels of condensate, approximately 14 MMcfe/d net to McMoRan, on a 37/64th choke with flowing tubing pressure of 8,520 pounds per square inch.  McMoRan and its partners will use the results of the production test to determine the optimal flow rate for the well, which is expected to begin commercial production by year-end 2007 using the Tiger Shoal facilities in the immediate area.

As previously reported, the Flatrock discovery well was drilled to a total depth of 18,400 feet.  Wireline and log-while-drilling porosity logs confirmed that the well encountered eight zones totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval, including five zones in the Rob-L section and three zones in the Operc section.

McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson, said, “We are pleased with the results of this production test which confirm the Flatrock prospect as a potentially significant discovery.  The test of this zone in the Operc section is the highest test in McMoRan’s recent history.  We look forward to bringing this well on line and to the opportunities to establish additional production from the shallower Rob-L section, which had the thickest pay zone in the initial discovery well.”

McMoRan is pursuing aggressively the opportunities in this area and has permitted three offset locations to provide further options for the development of the multiple reservoirs found in the Rob-L and Operc sections.  The first permitted location, Flatrock No. 2 (location “B”), commenced drilling on October 7, 2007.  The well, which is currently drilling at 5,000 feet, has a proposed total depth of 18,100 feet and will target Rob-L and Operc sands approximately one mile northwest of the discovery.  The second permitted location, Flatrock No. 3 (location “D”), is expected to commence drilling in the fourth quarter of 2007 following the completion of the discovery well.  The No. 3 well has a proposed total depth of 18,800 feet and will target Rob-L and Operc sands approximately 3,000 feet south of the discovery well.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340).  The Flatrock discovery follows our prior discoveries in this important area, including Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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